Exhibit 23.1

Consent of Independent Registered Public Accounting Firm	Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691

We have issued our reports dated August 28, 2025 with respect to the financial statements and internal control over financial reporting of IREN Limited included in IREN Limited’s Annual Report on Form 10-K for the year ended June 30, 2025, which are incorporated by reference into this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned reports into this Registration Statement on Form S-8.

Yours very truly,

Montreal, Quebec, Canada
January 2, 2026

Member of Grant Thornton International Ltd	rcgt.com